Exhibit 10.2
FIRST AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
          THIS FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is entered into and effective as of                     , 2008, by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”), and                      (“Executive”).
WITNESSETH:
          WHEREAS, the Company and Executive entered into a Change of Control Agreement (the “Agreement”), dated August 20, 2007, regarding their respective rights and obligations in connection with a Change of Control (as defined in the Agreement) during the term of the Agreement; and
          WHEREAS, the Company and Executive desire to amend the Agreement to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder; and
          WHEREAS, Section 6(f) of the Agreement provides that the Agreement may be amended only by the written agreement of the Company and Executive;
          NOW, THEREFORE, effective as of the day and year first above written, the parties agree to amend the Agreement as set forth below:
          1. The first clause of the first sentence in Section 3(a) of the Agreement is hereby amended to read as follows:
“Following a Qualifying Termination of Employment, the Company shall pay to Executive, not later than the 60th day following the Date of Termination, an amount, in a lump sum payment, equal to the sum of:”
          2. The first sentence in Section 3(c) of the Agreement is hereby amended to read as follows:
“All stock options, restricted stock, restricted stock units, or other awards based in common stock of the Company, and all common units, unit appreciation rights, unit options and other awards based in common units representing limited partner interests of the Partnership, and all cash-based incentive awards held by Executive and not previously vested shall be 100% vested as of Executive’s Date of Termination (except with respect to awards denominated in or relating to common units of the Partnership that, by their terms, continue to vest following a termination of employment without cause or for good reason); provided, however, that with respect to an award that is subject to Code Section 409A, such acceleration of vesting under this Section 3(c) shall not cause an impermissible acceleration of the payment date of such award under Code Section 409A.”
          3. Section 3(d) of the Agreement is hereby amended to read as follows:
     “(d) Interest. If any payment due under the terms of this Agreement is not timely made by the Company, its successors or assigns, interest shall accrue on such payment at the highest maximum legal rate permissible under applicable law from the date such payment first became due through the date it is paid (with such interest paid in a single lump sum as of the date the Company makes the late payment).”
          4. Section 3(f) of the Agreement is hereby amended to read as follows:
     “(f) Severance Offset. Any cash severance payments provided under Section 3(a) shall be offset or reduced by the amount of any cash severance amounts payable to Executive under any other individual agreement the Company or an affiliate may have entered into with Executive or any severance plan or program maintained by the Company or any affiliate for employees in general, but only to the extent such severance amounts are payable in the same form and in the same calendar year in which such cash severance payments under this Agreement are to be made.”
          5. Section 3(g)(i) of the Agreement is hereby amended to read as follows:
     “(i) This Agreement is intended to comply with, and shall be interpreted consistent with the applicable requirements of, Code Section 409A and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. A Qualifying Termination of Employment of Executive is intended to constitute an involuntary separation from service for purposes of Code Section 409A. Executive shall have no right to specify the calendar year during which any payment hereunder shall be made.”
          6. The first sentence in Section 3(g)(iii) of the Agreement is hereby amended and a new second sentence is added immediately after such first sentence, each to read as follows:
“If Executive is a ‘specified employee’ within the meaning of Code Section 409A as of the date of his Date of Termination, distributions or benefits that are subject to Code Section 409A shall be made under this Agreement on the later of (A) the date that such distribution or benefit is otherwise to be provided under this Agreement and (B) the earlier of (x) the first business day that occurs following the expiration of six months after Executive’s Date of Termination or (y) the date of Executive’s death. The severance payments under Section 3(a) are [intended to meet the short-term deferral exclusion from Code Section 409A][deferred compensation subject to the foregoing provision (except for earned but unpaid amounts or vacation under Section 3(a)(i)(A) and (C) and Section 3(a)(ii) as of the Date of Termination)].”
          7. The last sentence in Section 4(a) of the Agreement is hereby amended to delete the “.” and add the following phrase to the end thereof:
“; provided, however, that such reduction shall be made solely from the cash severance amounts described in Section 3(a)(iii).”
          8. Section 4 of the Agreement is hereby amended to add the following new subsection (f) to read as follows:
     “(f) Notwithstanding anything in this Section 4 to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or pay on Executive’s behalf) all amounts to which Executive is entitled under this Section 4 no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the Excise Tax, Income Tax Payment or tax (as applicable) to the IRS (or in the case of costs and expenses payable under this Section, no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the IRS, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year next following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation); provided, however, that if Executive is a ‘specified employee’ within the meaning of Code Section 409A of the date of his Date of Termination, then no payments shall be made under this Section 4 prior to the first business day that occurs following the expiration of six months after Executive’s Date of Termination.”
          9. The fourth sentence in Section 6(b) of the Agreement is hereby deleted.

          10. The second sentence in the first paragraph of Section 6(k) of the Agreement is hereby amended to read as follows:
“The Company shall reimburse Executive, not later than December 31st of the calendar year incurred (or, if later, the last day of the month following the month incurred), for all legal fees and expenses incurred by Executive in connection with any dispute arising under this Agreement on or after the Effective Date, including, without limitation, the fees and expenses of the arbitrator, unless the arbitrator finds Executive brought such claim in bad faith, in which event each party shall pay its own costs and expenses and Executive shall repay to the Company any fees and expenses previously paid on Executive’s behalf by the Company.”
          11. The second paragraph of Section 6(k) of the Agreement is hereby amended to add the following sentence to the end thereof:
“This Section 6(k) shall be administered in accordance with the disputed payment provisions of Treasury Regulation Section 1.409A-3(g).”
          12. [The definition of “Good Reason” in Annex I to the Agreement is hereby amended to read as follows:
“12. Good Reason. ‘Good Reason’ shall mean the occurrence of any of the following without Executive’s express written consent:
(a)	A permanent change in Executive’s duties or responsibilities which are materially inconsistent with either the type of duties and responsibilities of Executive then in effect or with Executive’s title, but excluding any such change that is in conjunction with and consistent with a promotion of Executive;

(b)	A material reduction in Executive’s Base Salary;

(c)	A material reduction in Executive’s annual Target Bonus percentage of Base Salary as in effect immediately prior to the Change of Control;

(d)	A material reduction in Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally;

(d)	Executive’s being required to be based at any other office or location of employment more than 50 miles from Executive’s primary office or location of employment immediately prior to the Change of Control; or
(e)	Any material breach of the terms of this Agreement by the Company.
However, Good Reason shall not exist with respect to a matter unless Executive gives the Company a Notice of Termination specifying such condition which constitutes Good Reason within 90 days of the occurrence of such condition. If Executive fails to give such Notice of Termination timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter. The Company shall have 30 days from such Notice of Termination to cure the matter. If the Company cures the matter, such Notice of Termination shall be deemed rescinded. If the Company fails to cure the matter timely, Executive shall be deemed to have terminated employment at the end of such 30-day period.]”
          IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Compensation Committee of its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE

Date:

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:
Date: